PROSPECTUS                              Pricing Supplement No. 3577
Dated September 5, 2000                 Dated October 16, 2000
PROSPECTUS   SUPPLEMENT                 Rule 424(b)(3)-Registration
Dated September 7, 2000                 Statement Numbers 333-87367
                                        and 333-40880
Reopening of Pricing Supplement
Numbers 3529 and 3530, dated
April 26, 2000

              GENERAL ELECTRIC CAPITAL CORPORATION
               GLOBAL MEDIUM-TERM NOTES, SERIES A
                       (Fixed Rate Notes)

Trade Date:                                     October 16, 2000

Settlement Date (Original Issue Date):          October 19, 2000

Maturity Date:                                  May 3, 2004

Principal Amount (in Specified Currency):       USD 100,000,000

Price to Public (Issue Price):                  101.553%

Agent's Discount or Commission:                 0.30%

Net Proceeds to Issuer:                         USD$104,636,333
                                (including accrued interest of $3,383,333)

Interest Rate Per Annum:                        7.25%

Interest Payment Date(s):

May 3rd and November 3rd of each year commencing November 3,
2000 (providing that the first interest period shall extend from and including May 1, 2000 to but excluding November 3,
2000) and ending on the Maturity Date).

Form of Notes:

X  DTC registered        ___ non-DTC registered

CUSIP Number:  36962G UR3
ISIN Number:   US36962G UR37
Common Code:   011120822

CAPITALIZED TERMS USED IN THIS PRICING SUPPLEMENT WHICH  ARE
DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS
ASSIGNED TO THEM IN THE PROSPECTUS SUPPLEMENT.


                             (Fixed Rate Notes)
                                Page 2
                           Pricing Supplement No. 3577
                           Dated October 16, 2000
                           Rule 424(b)(3)-Registration Statement
                           Numbers 333-87367 and 333-40880

Repayment, Redemption and Acceleration
Initial Redemption  Date:                    N/A
  Initial Redemption Percentage:             N/A
  Optional Repayment Date:                   N/A
  Annual Redemption Percentage Reduction:    N/A
  Modified Payment Upon Acceleration:        N/A

Reopening of Issue:

The Notes are intended to be fully fungible with and will be consolidated and form a single issue for all purposes with the Company's issue of USD500,000,000 7.25% Notes due May 3, 2004, described in the Company's Pricing Supplement numbers 3529 and 3530 dated April 26, 2000 and the Company's issue of USD200,000,000 7.25% Notes due May 3, 2004, described in the Company's Pricing Supplement number 3576 dated October 16, 2000. Additional notes may be issued with the same terms as these Notes. After such additional notes are issued, they will be fungible with these Notes. See "Description of Notes - Reopening of Issue" as described in the Prospectus Supplement dated September 7, 2000.

Original Issue Discount:

  Amount of OID:  N/A
  Yield to Maturity:  N/A
  Interest Accrual Date:  N/A
  Initial Accrual Period OID:  N/A

Amortizing Notes:

  Amortization Schedule:  N/A

Dual Currency Notes:
  Face Amount Currency:  N/A
  Optional Payment Currency:  N/A
  Designated Exchange Rate:  N/A
  Option Value Calculation Agent:  N/A
  Option Election Date(s):  N/A

Indexed Notes:
  Currency Base Rate:  N/A
  Determination Agent:  N/A

                           (Fixed Rate Notes)
                                Page 3
                           Pricing Supplement No.  3577
                           Dated October 16, 2000
                           Rule 424(b)(3)-Registration Statement
                           Numbers 333-87367 and 333-40880

Additional Information:

   General.

  At July 1, 2000, the Company had outstanding indebtedness totaling $189.429 billion, consisting of notes payable within one year, senior notes payable after one year and subordinated notes payable after one year. The total amount of outstanding indebtedness at July 1, 2000 excluding subordinated notes payable after one year was equal to $188.732 billion.


Plan of Distribution:

  J.P.  Morgan  Securities  Inc. is  acting  as  agent  (the
  "Agent") in connection with the distribution of the Notes. The Agent will receive a selling commission equal to 0.30% of the principal amount of the Notes.

  The  Company  has  agreed to indemnify the  Agent  against
  certain  liabilities,  including  liabilities  under   the
  Securities Act of 1933, as amended.